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EXHIBIT 23.1

Independent Auditors' Consent

         We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-44090 and No. 333-44320) of Hanmi Financial Corporation of our report dated January 25, 2002, except as to Note 10 which is as of February 20, 2002, related to the statement of financial condition of Hanmi Financial Corporation and subsidiary as of December 31, 2001 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year then ended which report appears in the Annual Report on Form 10-K of Hanmi Financial Corporation for the year ended December 31, 2001.

/s/ KPMG LLP

Los Angeles, California
March 29, 2002

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Independent Auditors' Consent